                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                                                   Local Financial Corporation
                                                   3601 N.W. 63rd  Street
                                                   Oklahoma City, Oklahoma 73116
                                                   (405) 841-2100

FOR IMMEDIATE RELEASE
     September 20, 2001

For more information contact:

         Richard L. Park, CFO
         Local Financial Corporation
         (405) 841-2298

             LOCAL FINANCIAL CORPORATION ISSUES 1,400,000 SHARES OF
                  TRUST PREFERRED SECURITIES IN PUBLIC OFFERING

         OKLAHOMA CITY, OKLAHOMA - Local Financial Corporation (the "Company") announced the issuance of 1,400,000 shares of 9.00% Cumulative Trust Preferred Securities, $25 liquidation amount, in a public offering underwritten by Stifel, Nicolaus & Company, Incorporated, Legg Mason Wood Walker, Incorporated, and Friedman, Billings, Ramsey & Co., Inc. as representatives for a group of underwriters. The Company expects to treat the proceeds as Tier I capital.

         The Trust Preferred Securities represent undivided beneficial interests in Local Financial Capital Trust I, which was established by the Company as a Delaware trust for the purpose of issuing the Preferred Securities. The Preferred Securities mature on September 30, 2031 and are redeemable by the Company on or after September 30, 2006, subject to certain exceptions. Proceeds of the offering will be invested by Local Financial Capital Trust I in junior subordinated debentures of the Company. The Company intends to use the proceeds received by it for general corporate purposes, including capital contributions to Local Oklahoma Bank (the "Bank") to support its growth strategy, for working capital and for repurchases of common stock. The Company may also use a portion for the net proceeds for acquisitions by either it or the Bank, although neither it nor the Bank presently have any understandings with respect to any such acquisition.

         The Preferred Securities will be quoted on the Nasdaq National Market under the symbol "LFINP".

         Local Financial Corporation, with total assets of $2.6 billion, is the parent company of Local Oklahoma Bank, a national banking association, with 51 branch offices located in the metropolitan areas of Oklahoma City, Tulsa and Lawton. Local Financial Corporation is traded on the Nasdaq stock market under the symbol "LFIN."